Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) hereby amends that certain Employment Agreement (the “Employment Agreement”), by and between Yoni Goodman and Arbor Realty Trust, Inc., a Maryland corporation. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Employment Agreement.

The Employment Agreement is hereby amended as follows:

All references to “February 2” in the Employment Agreement will be replaced with “February 17”. For the avoidance of doubt, all references to the “Effective Date” in the Employment Agreement will mean February 17, 2026.

Except as amended hereunder, all other terms and conditions of the Employment Agreement will remain in full force and effect. This Amendment may be executed in counterparts, each of which shall be an original, with the same effect as of the signatures hereto and thereto were upon the same instrument.

[*          *          *]